Exhibit 6.30
PROPERTY MANAGEMENT AND SERVICES AGREEMENT
THIS PROPERTY MANAGEMENT AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the __ day of _________, 2023 (the “Commencement Date”) between Arrived Holdings, Inc., a Delaware corporation (“Company”) and DARWIN HOMES, LLC, a Delaware limited liability company (“Manager”).  Company and Manager may each be referred to as a “Party” and collectively as the Parties.”

RECITALS
WHEREAS, Manager and its affiliates are duly licensed and fully authorized to lease and manage residential properties in the States where the Properties (each as defined below) are located;

WHEREAS, Company is responsible for the management of various entities (each, an “Owner” and collectively, the “Owners”) engaged in the business of acquiring, owning and operating residential property;

WHEREAS, Company desires to hire Manager to act as Company’s and Owner’s agent to perform leasing and property management services as more fully delineated herein, with respect to each Property as designated by Company that it owns in accordance with the terms provided herein; and

WHEREAS, Company and Manager desire to enter into this Agreement to more fully describe their respective rights and/or obligations with respect to the Services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

  APPOINTMENT OF MANAGER; MANAGER’S RESPONSIBILITIES
    Properties; Onboarding.
  For purposes of this Agreement, the term “Properties” shall mean those certain residential properties (as modified from time to time) identified in the “Asset-Level Operational Report” delivered by Manager to Company in accordance with Section 4.05 below.  The date upon which Properties are included in the “Asset-Level Operational Report” are the day on which such Properties are deemed subject to the terms of this Agreement.  Such date is referred to herein as the “Property Onboarding Date” with respect to such added Properties. Manager and Company hereby acknowledge and agree that the determination of the Properties to which this Agreement applies is in Manager’s sole discretion.
  To the extent that additional Properties are to be added to this Agreement that were not acquired by Manager through a Property Acquisition Agency Agreement by and between Company and Manager, such Properties will not be added to this Agreement until Company has provided the information set forth in Exhibit A.
  Applicable Market. For purposes of this Agreement, Manager shall perform the Services (defined below) at the Properties in the markets set forth on Exhibit B attached hereto and incorporated herein for all purposes (the “Applicable Markets”). To the extent Company desires to alter the Applicable Markets, Company shall provide Manager written notice of the proposed alteration to the Applicable
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  Markets. Following receipt of written notice, Manager shall have a period of thirty (30) days to review the proposed alteration of the Applicable Markets and during such period may, by written notice to Company, either elect to accept the alteration of the Applicable Markets, at which point Exhibit B shall be deemed to be amended to reflect such revised Applicable Markets or reject the alteration of the Applicable Markets; provided, however, that if Manager has not provided written notice to Company of its desire to accept or reject the alteration of the Applicable Markets prior to the expiration of such thirty (30) day period, such alteration of the Applicable Markets shall be deemed to be reject by Manager.
  Appointment of Manager.  Subject to the terms of this Agreement, Company hereby appoints Manager as an independent contractor to provide the Services with respect to the Properties on behalf of Company and the applicable Owner, and Manager accepts this appointment for the Term (defined below).  For the purposes of this Agreement, “Services” shall mean the services related to the repair, maintenance, management, leasing, lease management, operations and disposition of the Properties as more particularly described on Exhibit C attached hereto and incorporated herein for all purposes.
  Acceptance of Appointment.  Subject to the terms of this Agreement, Manager hereby accepts such appointment and agrees to provide the Services with respect to the Properties during the Term in accordance with the terms and conditions set forth herein.  Manager shall provide the Services on behalf of and in the best interest of and for the benefit of, Company and the applicable Owner (i) in accordance with Applicable Law (defined below), (ii) accepted industry practices and the express terms hereof, and (iii) in a professional manner meeting or exceeding the manner in which, and with the same care, skill, prudence and diligence with which Manager, its affiliates, or other similar service providers provide similar services with respect to similar assets for third parties. The standards described in this Section 1.04 are herein referred to as the “Accepted Management Practices.”
  Engagement with and Oversight of Manager Parties.  Manager shall be responsible for hiring, contracting with, training, instructing, compensating, discharging, supervising, and/or overseeing employees, contractors, subcontractors, vendors, agents, subagents, brokers, professionals and specialists engaged, employed, or in contract or subcontract with Manager in connection with Manager’s responsibilities under this Agreement (collectively, “Manager Parties”).  Manager shall use commercially reasonable efforts to ensure that all Manager Parties carry out their responsibilities in a professional and commercially reasonable manner, in accordance with the Accepted Management Practices.  Notwithstanding that Manager may delegate or subcontract actual performance of work to Manager Parties, Manager shall remain liable to Company for the supervision and performance of such work in accordance with the terms hereof.  Manager’s use of any Manager Party that is an affiliate of Manager or in which Manager has a financial investment or interest shall be disclosed to Company in writing.
  Responsibilities of Manager.  Manager shall be responsible for performing the Services in a good faith and commercially reasonable manner consistent with Accepted Management Practices all of the terms of this Agreement, as set forth in this Article 1 and the following Articles hereof, all in accordance with Applicable Law.
  Limited Power of Attorney.  Company specifically authorizes Manager, during the Term, to take the actions set forth in this Agreement which authorization is also provided for in the form of Power of Attorney attached hereto as Exhibit D (the “Power of Attorney”) in furtherance of Manager’s performance of the Services on behalf of Company and the applicable Owner.
  Major Decisions.  Notwithstanding anything to the contrary contained herein, and in addition to the various other provisions of this Agreement that expressly prohibit Manager from taking certain actions or allowing certain actions only with the prior consent of Company, Manager shall not,
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  without the prior written consent of Company, perform any of the following actions on behalf of Company or the applicable Owner (each, a “Major Decision”):
  borrow money or incur any indebtedness on behalf of Company or such Owner or any Property;
  pledge or provide a security interest in any assets of Company or such Owner (including, without limitation, any Property) or permit any liens from being filed against any Property or against Owner;
  sell or otherwise dispose of any assets of Owner or any Property;
  except as provided in Section 2.07(c) below, institute any legal proceeding in the name of Company or such Owner or on behalf of such Owner or any Property; or
  incur any expenses other than as expressly permitted pursuant to the terms of this Agreement.

  Tenants and leasing
    Leasing.  Manager shall use commercially reasonable efforts to maximize the yield from the Properties in a manner compatible with sound administration and maintenance practices.  Manager shall cause, oversee and direct the advertising of the Properties to prospective tenants, and the negotiation and execution of all lease agreements and modifications, renewals, terminations, and other lease-related contracts, in accordance with this Article 2.
    Leases and Lease-Related Contracts.
  Manager Forms.  Manager shall cause all leases and tenant communications to be prepared using Manager’s proprietary standard forms (each, a “Manager Form” and collectively, the “Manager Forms”).  Manager shall make available to Company a copy of all such Manager Forms and all updates thereto within forty eight (48) hours of form completion.

  Tenants; Execution of Leases.  Manager shall facilitate the leasing of the Properties and shall use commercially reasonable efforts to cause the Properties to be rented to tenants meeting the standard tenant criteria utilized by Manager (as updated from time-to-time, the “Tenant Eligibility Criteria”).  Manager is authorized to cause the execution, delivery and renewal of any and all leases for the Properties that satisfy the Tenant Eligibility Criteria on behalf of Company and the applicable Owner using Manager Forms.

  Renter’s Insurance.  Manager shall ensure that, in connection with each tenant entering into a lease with respect to a Property, such tenant shall (i) obtain renters’ liability insurance, and (ii) be notified by Manager that Company’s insurance does not cover tenants’ personal items or effects.  Manager shall ensure that each renters’ insurance policy (x) has a minimum liability limit of US$100,000, and (y) lists Manager as an additional insured.  Manager shall ensure that the tenant insurance requirements set forth in the Manager Form are included in the leases entered into by all tenants for each Property.

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  Marketing of Properties.  Manager shall market all rent ready Properties by listing such Properties with appropriate lead generating advertising sources.  Manager is responsible for listing the Properties for rent on Manager’s own website and using professional-grade photos and textual property descriptions which show and accentuate the interior and exterior qualities of the Properties.  Additionally, Manager or its agents may be a member of the local Multiple Listing Service (the “MLS”) and may advertise Properties on the MLS and any and all internet sites which are deemed appropriate lead generating advertising sources by Manager.  At the sole discretion of Manager, Properties may be marketed under the Darwin Homes brand without and limitation to Company’s ability to advertise such Properties under another brand.
  Tenant Liaison.
    Manager shall carry out all necessary administration and management functions with respect to the Properties including collecting rent and other amounts payable by tenants thereof, collecting and segregating deposits under leases in accordance with Applicable Law, and enforcing tenant leases, in each case in accordance with the terms of this Agreement.  Manager shall be responsible for giving (i) required notices and statements to tenants under applicable leases of the Properties and (ii) other notices necessary for the management of the Properties.
    Manager shall be responsible for responding timely to consumer complaints (as such pertain to tenants, leases, or Properties) in accordance with the KPIs specified in Exhibit C. Manager shall maintain complaint resolution policies and procedures and maintain records showing the actions taken with respect to each complaint.
    Manager shall supervise all dealings with tenants of the Properties, receive and consider service requests, and receive and use commercially reasonable efforts to resolve any complaints, disputes or disagreements among tenants.
  Maintenance Services to Tenants.  Subject to the limitations of Section 3.03 below, Manager shall provide the tenants of the Properties (a) maintenance and repair services stipulated in the leases, (b) maintenance services approved or requested by Company, and (c) such other maintenance services deemed prudent by Manager in its reasonable discretion (as described in this Section 2.05 and in Section 3.03 hereto, collectively, the “Maintenance Services”).
  Late Charges, Recovery of Payments.  Manager shall, in accordance with the leases, send appropriate notices of delinquency and apply late charges according to the provisions of each tenant lease.  Manager shall use commercially reasonable efforts to demand payment of and collect any amounts that are in arrears from a tenant at any Property, including referral of accounts to third-party collection services.
  Compliance with Leases and Applicable Law.
  Compliance with Leases.  Manager shall do or cause to be done such things which are necessary to ensure compliance by Company and the applicable Owner and the Properties with the terms and conditions of applicable leases with tenants.

  Compliance with Applicable Law.  Manager shall do or cause to be done all such things which are necessary to comply with Applicable Law, as defined in Section 7.08 hereof.

  Legal Proceedings.  Company authorizes Manager to represent Company and each Owner in court and to institute legal proceedings in the name of Company and each Owner or Manager to enforce the collection of rents, for tenant evictions and for basic lease disputes.
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  Manager’s appearance will be at no additional cost to Company or such Owner.  Reasonable attorneys’ fees, filing fees, court costs and other necessary expenses incurred in connection with such actions and not recovered from residents shall be paid out of the Operating Expense Account.  Manager may select the attorney of its choice to handle such actions.  Except as provided above with respect to legal proceedings to enforce the collection of rents, for tenant evictions and for basic lease disputes, Manager shall not institute any legal proceeding, arbitration, mediation or other legal process of any type or description in the name of Company or any Owner or on behalf of any Owner or any Property without Company’s prior written consent.

  Prospective Tenant Showings.  Manager will ensure all entries into any of the Properties by or with prospective tenants are conducted in accordance with commercially reasonable methods that include entries that are (a) conducted in-person by a representative of Manager, (b) conducted by a licensed real estate professional that has gained access through the MLS, or (c) screened through Manager’s self-showing program.
  Use of Premises.  The Properties shall be used exclusively as rental homes.  Manager shall not knowingly permit the use of any Property for any purpose which would be in violation of Applicable Law.  Manager shall implement and maintain or cause to be implemented and maintained, appropriate systems, procedures and policies necessary for the proper leasing and operation of the Properties, as determined by Manager in its reasonable discretion according to its professional knowledge and experience.
  Homeowner Associations.  If Company has timely provided all required information related to the HOA governing the Property set forth in Exhibit A (collectively, the “HOA Information”), Manager shall serve as each Owner’s liaison with any homeowners or community associations or similar governing organizations of which a Property may be a part (collectively, a “HOA”), and Company authorizes Manager to receive all notices and other information from such HOAs on behalf of such Owner and to provide all information that is reasonably requested by any such HOA.  If Company has timely provided, the HOA Information, Manager shall pay when due any HOA dues, costs and expenses (“HOA Dues”) for any applicable Property for which Manager has received an invoice.  If Company has timely provided, the HOA Information, Manager shall maintain current records of each HOA, including such HOA’s name, address and contact person(s) and maintain all invoices, receipts and any other supporting documentation relating to each payment of HOA Dues made by Manager, such records to be kept by Manager in accordance with this Agreement and reported by Manager to Company in accordance with Section 4.05 of this Agreement. Company shall be responsible for reimbursing Manager for HOA Dues paid by Manager.

  PROPERTY INSPECTIONS, MAINTENANCE and turnover; Service Contracts
    Property Operations.  It shall be the duty of Manager during the Term of this Agreement to operate, inspect and maintain the Properties according to commercially reasonable standards and Applicable Law consistent with this Agreement.
    Manager Inspections.
    Maintenance and Repair of Property.  At Company’s expense, Manager shall provide Maintenance Services and shall otherwise maintain each of the Properties in accordance with Accepted Management Practices, the leases and any regulations established by an HOA.  Manager shall cause all delegated Maintenance Services to be completed by licensed contractors carrying proper insurance in accordance with Applicable Law.  Maintenance Services that are self-performed by Manager will be subject to additional fees as set forth in Exhibit C or as otherwise established by Manager.  Manager is expressly authorized to perform preventative maintenance on HVAC and other critical systems, at Company’s expense.  In addition, Manager is expressly authorized to coordinate or make repairs that are necessary for the preservation, normal functioning and safety of the Properties, to avoid the suspension of services to tenants required by a lease agreement or by Applicable Law, or to prevent injury or imminent danger to life or property, at Company’s expense.  Notwithstanding anything contained in this Agreement to the contrary, any Maintenance Services that exceed $200 for repairs or maintenance shall require prior approval of Company.  Notwithstanding the foregoing, prior approval of Company shall not be required for any individual emergency expenditure with an actual or expected cost of less than $2,000 where, based on Manager’s immediate assessment of the required repair, obtaining such prior approval would delay the work and thereby jeopardize safety or property preservation.  Manager shall notify Company as soon as reasonably practicable under the circumstances of any required emergency repairs and the expected or actual costs of such repairs.
    Turnover Services.  Company hereby expressly authorizes Manager to arrange for, supervise and enter into contracts for all tenant turnover repairs and services with respect to the Properties (collectively, “Turnover Services”) as Manager determines are reasonable, necessary and appropriate.  Any turnover scope shall require prior approval of Company.
  Definition.  A “Manager Inspection” shall mean that Manager shall make a thorough exterior, and, to the extent the Property is vacant, interior, visual inspection of each Property to identify any deficiencies, concerns or failures of each Property including, failures to comply with applicable health and safety laws.  Manager shall produce a report of such inspection, including detailed pictures of any identified issues.

  When required.  Manager shall conduct a Manager Inspection:
(i)
of a vacant Property with respect to which Owner or Company has completed a renovation project without engaging Manager or its affiliates to complete such renovation project and provided written notice to Manager that such Property is rent ready, within three (3) business days of providing such written notice;
(ii)
of a vacant Property (x) within seven (7) business days after a Property is listed for rent, and (y) every thirty (30) days thereafter so long as such Property remains vacant and listed (acceptable forms of inspection include, but are not limited to: maintenance service, turnover service, etc.).
(ii)
of a previously-occupied Property for which a lease has since terminated (x) no later than three (3) business days after the termination of a lease (i.e., at each turnover), and (y) every thirty (30) days thereafter so long as such Property remains vacant and listed (acceptable forms of inspection include, but are not limited to: maintenance service, turnover service, etc.).
(iii)
at any other time during the Term of this Agreement as Manager deems reasonably necessary or as reasonably requested by Company (including reinspections by Manager required as a result of Company’s or an Owner’s work on a Property that subsequently fails an initial inspection by Manager), in each case, to confirm and ensure the proper condition of any Property, provided Company shall pay Manager an additional inspection fee in the amount of $150.00 for each such request made by Company; and
(iv)
at any other time during the Term of this Agreement when requested by the state, county, city or municipality in which a Property is located.
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  Construction Management Services.  In connection with any turnover, Manager shall perform the following services (collectively, the “Construction Management Services”) on behalf of Company: (i) develop and implement a turnover plan in accordance with Manager’s commercially reasonable standards; (ii) supervise, oversee and administer each and every aspect of the Turnover Services; (iii) obtain, or cause to obtain, all necessary governmental permits and approvals; (iv) finalize and administer the Turnover Services at competitive market rates; (v) if work is not performed by Manager, hire appropriate professional services when required and negotiate related service contracts; (vi) monitor the turnover schedule and the quality of workmanship; and (vii) obtain from contractors, subcontractors, material suppliers or other consultants all reasonably available guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to the turnover.  Contracts entered into pursuant to this Article 3 shall add Company and the applicable Owner and as additional insured and may be signed by Manager. Any warranty covering Turnover Services should be assigned to the applicable Owner and any repairs of any Turnover Services covered by warranty should be performed under such warranty unless, based on Manager’s immediate assessment of the required repair, obtaining such prior approval would delay the work and thereby jeopardize safety or property preservation.
  Service Contracts.  Manager is hereby expressly authorized to execute in Manager’s name and on behalf of Company and each Owner contracts for water, electricity, gas, fuel, oil, landscape maintenance, security services, pool maintenance, cleaning, cable TV, telephone, vermin extermination, trash removal and other necessary utilities and services (collectively, “Service Contracts”) as deemed necessary by Manager at Manager’s discretion.  The foregoing Service Contracts shall not require Company’s prior approval so long as they are entered into with a third party, on an arm’s length basis and on market terms.
  Procurement.  Manager is solely responsible for the procurement of any such equipment, tools, appliances, materials, and supplies (collectively the “Service Materials”) as are necessary to properly manage and lease the Properties, including Service Materials needed in performance of Maintenance Services.  Service Materials will be purchased on behalf of each Owner at Company’s expense.  As part of the procurement process, Manager shall make commercially reasonable efforts to secure for, and shall credit to, Company any applicable discounts. Any warranty covering Service Materials should be assigned to the applicable Owner and any repairs of any Service Materials covered by warranty should be performed under such warranty unless, based on Manager’s immediate assessment of the required repair, obtaining such prior approval would delay the work and thereby jeopardize safety or property preservation.
  Cost Overruns.  In the event that actual, reported costs and expenses for capital expenditures, Maintenance Services, and/or Turnover Services exceed the aggregate KPIs by five percent (5%) or more during any consecutive three (3) month period, Manager shall submit to Company (i) a written variance report identifying and quantifying the causes for such cost overruns, and (ii) a written mitigation plan detailing immediate and future operational measures to be undertaken by Manager and/or Company in order to return to compliance with the KPIs.
  Affiliates.  Notwithstanding anything to the contrary contained herein, Manager shall be required to obtain Company’s prior written consent to the entry by Manager (either on its own behalf or on behalf of an Owner) into any contract or agreement with an affiliate of Manager for the management of any Property.
  Delegation of Authority Regarding Utilities.  If any Property is vacant, Company hereby provides Manager with the power and authority, at Company’s expense, to procure, in Manager’s name and in accordance with this Agreement, utility and waste management services and vendors for all landscaping, pool maintenance, other safety features and any other necessary services for such Property (collectively, the “Utility Services”).  Company further authorizes Manager to use funds on deposit in the Operating
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  Expense Account for any such necessary utility deposits required for utility service at any such Property and any other necessary services for such Property (any such deposits, the “Utility Deposits”).  Notwithstanding anything to the contrary contained herein, any such expenditures shall be paid for by funds then on deposit in the Operating Expense Account.

  ACCOUNTS, DISBURSEMENTS AND REPORTING
    Separation of Company’s Monies.  Manager shall establish and maintain on behalf of Company and each Owner, one or more segregated bank accounts solely for the Properties (individually and/or collectively, as the context may require, the “Operating Expense Account”), subject to and as more specifically provided in this Article 4, and in no event shall the monies in any such account be commingled with any funds of Manager or any other property managed by Manager and not owned by Company or any Company affiliates.  Manager shall also establish such other special bank accounts as may be required by Company or by Applicable Law.  Funds may be disbursed to cover authorized Property expenditures from the Operating Expense Account upon the signature of Manager.  Company agrees to keep a reasonable balance in this account to cover monthly Property expenditures and, at all times, Company shall maintain a minimum monthly balance in the Operating Expense Account equal to or greater than $300 per Property (the “Minimum Monthly Balance”).  If required by Applicable Law, the Operating Expense Account, the Rent Collections Account (as defined below), the Security Deposit Bank Account (as defined below) and any other bank accounts established by Manager in accordance with this Agreement shall be in the name of Manager and Company; provided, however, the Rent Collections Account shall initially be established and maintained by Company. For the avoidance of doubt, the Minimum Monthly Balance shall apply to each Property that is subject to this Agreement, regardless of whether a given Property was acquired by Manager through a Property Acquisition Agency Agreement, acquired directly by Company, or otherwise.
    Collection of Monies.  Company and Manager shall work to develop a collections policy and payment plans, including a cash-for-keys program (the “Collection Policy”).
      From the Tenant.  Manager shall collect, or cause Manager Parties to collect, all rent and other charges due from tenants of the Properties and all other charges or payments otherwise due Company or an Owner with respect to the Properties (collectively, “Rental Income”) in accordance with the Collection Policy.  Company authorizes Manager to request, demand, collect, receive and account for all such Rental Income in accordance with Article 2 hereof.  All Rental Income collected by Manager shall be deposited in (i) an account established by Company for collection of Rental Income (such account information to be provided to Manager by Company), or (ii) such other account as may be directed by Lender pursuant to instructions provided to Manager by Company (such account, the “Rent Collections Account”), within two (2) business days after receipt thereof.  Deposits held on behalf of Company or an Owner for the Properties shall be held in trust for Company and such Owner and in accordance with local law.
  Security Deposits.  Where Applicable Law or any party providing financing to Company or an Owner or any Company affiliates with respect to the Properties (such party, a “Lender”) requires that tenant security deposits with respect to any Property be separately maintained, a separate bank account will be opened by Manager (the “Security Deposit Bank Account”) into which such security deposits shall be deposited.  The Security Deposit Bank Account will be (a) maintained in accordance with Applicable Law and (b) used only for maintaining tenant security deposits.  In the event that Manager reasonably determines that all or any portion of a security deposit required under a lease is to be returned to any tenant in accordance
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  with the applicable lease and Applicable Law, Manager shall cause such amount to be returned to the applicable tenant and shall provide notice thereof to Company.
  From Third Parties.  Manager is authorized to collect, or cause Manager Parties to collect, amounts due to Company or an Owner under any agreements entered into by Company, an Owner or Manager pursuant to Section 2.02(e) hereof.  Subject to the Minimum Monthly Balance, all such payables collected by Manager shall be deposited in the separate Operating Expense Account within two (2) business days after receipt thereof.
  Manager Disbursements.  From funds collected and deposited in the Operating Expense Account, but only to the extent sufficient funds are available (in excess of the Minimum Monthly Balance) and only if Company has not elected to pay such amounts directly, Manager shall cause to be disbursed regularly and punctually, (a) amounts that are due and payable as operating expenses of the Properties, are authorized to be incurred under the terms of this Agreement, and are evidenced by invoices or other supporting documentation which shall be provided to Company upon Company’s request, (b) Management Fees and Manager’s other compensation provided for hereunder; and (c) the amount of all taxes and other impositions and assessments levied against the Properties, which shall be paid before becoming delinquent, provided that Company has notified Manager of such amounts.  Any balance remaining in the Operating Expense Account after disbursements have been made and appropriate reserves have been established in excess of the Minimum Monthly Balance and funded shall be disbursed or transferred to Company.
  Reserved.
  Reporting.  Manager shall deliver to Company the following monthly reports, in a format and with details as are customarily prepared by Manager for each of its clients: (1) standard operational reports, including an asset-level data tape and a portfolio-level dashboard on a weekly basis (2) standard financial reports on a monthly basis, such financial reports to include (a) Cash Basis P&L Report by Property; (b) General Ledger Transaction Report for all P&L accounts that also ties to the P&L; (c) Invoices/support for all General Ledger transactions grouped by property; (d) Management Fee Report showing the calculation for the current months property management fees; (e) Rent Roll; and (f) Tenant Deposit Ledger  (collectively, the “Monthly Financial Report”).  The Monthly Financial Report shall be prepared on a cash basis and shall be certified by Manager to be true in all material respects. The Monthly Financial Reports shall be delivered to Company by the 10th day of each calendar month with respect to the prior calendar month (if reasonably practicable).
  Meetings.  Manager shall hold regular monthly or quarterly meetings with Company and special meetings with Company at reasonable times and upon reasonable notice from Company or Manager to review and discuss the status of the operation of the Properties and such other matters as Company or Manager may, from time to time, request to be included on the agenda of each such meeting.
  Records.  Manager shall maintain a system of office records, books and accounts relating to the Properties.  Copies of such records shall belong to Company and shall be delivered to Company promptly upon termination or expiration of this Agreement.  Company and other parties designated by Company shall have at all reasonable times, upon prior notice, access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Properties and this Agreement, including without limitation, all information which a Lender may require, all of which Manager agrees to keep available and separate from any records not having to do with the Properties. Manager shall maintain and preserve its relevant records, books and accounts in accordance with Applicable Law.
  Customer Information.  To the extent required by Applicable Law, Manager shall (a) implement and maintain “appropriate safeguards”, as such term is used in the FTC Safeguard Rule, 16 CFR
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  § 314 (as may be amended, the “FTC Safeguard Rule”), for all “customer information”, as such term is defined in the FTC Safeguard Rule, obtained by Manager from Company or any of its affiliates or any tenant or prospective tenant of a Property and (b) implement an information security program as required by the FTC Safeguard Rule.  Manager shall develop and implement a privacy policy with respect to tenant information (the “Privacy Policy”) that it shall disclose to each tenant in connection with each lease.
  Expense Reimbursement.  Company shall not be obligated to reimburse Manager for any obligations or expenses resulting from the fraud or willful misconduct of Manager, acts taken by Manager outside of its scope of authority under this Agreement, nor for the failure of Manager to perform its obligations and duties under this Agreement.  Notwithstanding anything herein to the contrary, in no event shall Manager be entitled to reimbursement amounts unless incurred in connection with its performance of this Agreement.

  MANAGER’S FEES
    Manager Fee Schedule.  In consideration of Manager’s covenants and services hereunder, Company shall pay to Manager, monthly, in arrears, the fees and compensation set forth on Exhibit C attached hereto (collectively, the “Management Fees”).  The Management Fees shall be subject to rebates based on performance metrics, as further specified on Exhibit C.
    Monthly Gross Collections.  For the purposes of this Article 5 and Exhibit C, the term “Monthly Gross Collections” shall mean (a) all monthly Rental Income, (b) all receipts, determined on a cash basis, from tenant rentals collected pursuant to tenant leases for each month during the term hereof, (c) any rental or security deposits forfeited by tenants and applied to rent charges, and (d) all prepaid rent.  Monthly Gross Collections shall not include the following: (i) proceeds from the refinancing of any loan or any voluntary conversion, sale, exchange or other disposition of any Property or any portion thereof, (ii) casualty insurance proceeds (except for any insurance for loss of rental income, as described above), (iii) proceeds of condemnation awards, (iv) any deposits including security, pet, damage or cleaning deposits, and any forfeited rent or security deposits (except to the extent applied to tenant charges), (v) interest on investments or funds received in connection with the operation of the Properties, (vi) amounts received on account of any abatement, reduction, or refund of property taxes, (vii) discounts and dividends on insurance policies, (viii) payments for damages or repairs for which a tenant is responsible (or, for the avoidance of doubt, any amount retained from a tenant security deposit in lieu of payment by tenant), (ix) amounts collected through indemnification provisions or litigation (other than for nonpayment of rent or other charges due under the leases), (x) capital contributions or financing provided to Company, any Owner or their affiliates, (xi) other income not related to Manager’s management of the Properties; (xii) trade discounts and rebates, and (xiii) other items for which Manager is receiving a separate fee, to the extent of the amount received.
    Manager Responsible for Own Costs. For the avoidance of doubt, Manager is solely responsible for its own operating costs and expenses relating to normal business operations, including cost of salary and wages, payroll taxes, insurance, worker’s compensation, and other benefits of Manager’s employees, cost of travel by Manager’s employees or agents to and from any Property, employee training expenses, and Manager’s overhead costs (including telephone charges, office supplies, and mailing).
  Late Payment / Late Fee. Company shall pay all amounts due within five (5) days of the date due for any monthly payments or, for any other amounts due, within fifteen (15) days after Company’s receipt of written request thereof. Any payment due hereunder that is not made when due shall be considered overdue and shall accrue a late payment charge at a rate of 1.5% per month or the highest amount permitted
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  under applicable law (whichever is less) until paid, calculated from the date such payment became overdue. If Company fails to pay any amounts when due hereunder, Manager may, without prejudicing or limiting its other rights and remedies as provided herein or otherwise, suspend performance of the Services and/or terminate this Agreement effective immediately, and shall have the right to recover its reasonable costs of collection (including attorneys’ fees) in respect of the same.
  Additional Tenant Fees. Manager shall charge tenants the fees outlined in Exhibit E attached hereto.

  TERM AND TERMINATION
    Term.  The initial term of this Agreement shall commence on the Commencement Date and shall expire on the one (1) year anniversary of the Commencement Date (the “Initial Term”).  The term hereof automatically renews for successive renewal periods of one (1) year (together with the Initial Term, the “Term”), unless sooner terminated pursuant to the terms hereof, provided that either Party may terminate this Agreement for any reason or no reason at any time upon delivery of at least sixty (60) days’ prior written notice to the other Party.
    Termination and Default.  Upon the termination of this Agreement, Manager shall, in compliance with Accepted Management Practices and at no cost or expense to Company, use commercially reasonable efforts to (a) deliver all documents and items, including any keys, codes, financial statements, invoices, or other information relating to the management of the Properties which Manager possesses as a result of this Agreement; (b) cooperate with Company to accomplish an orderly transfer and transition of the Services provided hereunder to a party designated by Company; and (c) within three (3) business days after the termination transfer to Company (or its designee) all security deposits that Manager has in its possession relating to the Properties and all Rental Income and all other income and proceeds relating to the Properties, all funds in the Operating Expense Account, the Rent Collections Account, the Security Deposit Bank Account and any other bank accounts established by Manager in accordance with this Agreement.  Notwithstanding the foregoing, Manager may withhold from the Operating Expense Account the amount payable to Manager hereunder for all Management Fees and any reimbursements payable hereunder to Manager accrued through the effective date of such termination.
    Termination for Cause.
  Company shall have the right to terminate this Agreement upon any of the following: (i) if Manager materially breaches this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting the same be remedied in such thirty (30) day period, provided, however, that the cure period shall be extended for up to ninety (90) days for any breach, that in the exercise of reasonable diligence, may not be cured in thirty (30) days; (ii) Company reasonably believes Manager has engaged in fraud, misappropriation of funds, or embezzlement in respect in the performance of its duties under this Agreement or otherwise in respect of Company, any Owner or any of the Properties; (iii) Company reasonably believes that there has been an event of any bad faith, willful misconduct, or negligence on the part of Manager in the performance of its duties under this Agreement; (iv) there is a commencement of any proceeding relating to Manager’s bankruptcy or insolvency which is not stayed within sixty (60) days, including an order for relief in an involuntary bankruptcy case, Manager authorizing or filing a voluntary bankruptcy petition, or the appointment of a receiver or trustee for the assets or business of Manager; (v) there is a dissolution of Manager; (vi) Manager is convicted of a felony (including a plea of nolo contendere); (vii) with respect to a Property,
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  provided thirty (30) days prior written notice is given to Manager, upon a sale, directly or indirectly, of such Property, whether such sale is accomplished through a sale of the fee simple interest in the applicable Property or through a direct or indirect sale of equity interests in an Owner (or another entity) by delivering to Manager written notice of such termination; and (viii) with respect to a Property, upon a substantial casualty or condemnation at such Property by delivering to Manager written notice of such termination.  Termination with respect to a particular Property shall not prejudice the ongoing effectiveness of this Agreement with respect to the Properties (if any) for which this Agreement has not been terminated.
  Manager shall have the right to terminate this Agreement upon any of the following: if (i) except as set forth in subsection (ii) below, Company materially breaches this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting the same be remedied in such thirty (30) day period; (ii) Company fails to make any payment when due, subject to any notice or cure provided in Section 5.04 above; (iii) there is an event of any fraud, bad faith, willful misconduct, or gross negligence on the part of Company in the performance of its obligations under this Agreement; (iv) there is a commencement of any proceeding relating to Company’s bankruptcy or insolvency which is not stayed within sixty (60) days, including an order for relief in an involuntary bankruptcy case, Company authorizing or filing a voluntary bankruptcy petition, or the appointment of a receiver or trustee for the assets or business of Company; or (v) there is a dissolution of Company.

  ADDITIONAL COVENANTS
    Responsibilities.  Except as permitted under this Agreement, all rents and other amounts collected by or held by Manager under this Agreement shall be held in accordance with this Agreement and shall not be commingled with the funds of Manager or any third-party.
    Manager Licenses and Qualifications.  Manager shall be fully licensed and qualified to manage the Properties, to the extent required by Applicable Law, and shall take any training courses reasonably required to maintain such licensure at its own expense.
    Independent Contractor.  This Agreement is not one of general agency by Manager for Company or any Owner, but rather is one with Manager engaged independently in the business of managing the Properties as an independent contractor.  Nothing herein shall constitute or be construed to be or create a partnership, joint venture, agency, employer/employee or other relationship between Company or any Owner and Manager.  Manager is not a general agent of Company or any Owner and, except as expressly provided in this Agreement, Manager may not contract for or otherwise bind Company or any Owner.  Without limitation of the foregoing, in no event shall Manager have the right to enter into any contract or agreement which may be binding upon Company, any Owner or the Properties, except as permitted by this Agreement or as otherwise approved by Company.
    Employment of Personnel.  Manager or Manager’s subagent shall investigate, hire, pay, supervise and discharge the Manager Parties in Manager’s discretion.  No Manager Parties shall be deemed employees of Company or any Owner, and neither Company nor any Owner shall have any rights with respect to or responsibility for the supervision or direction of any Manager Parties.  The costs of gross salaries, and other incentive compensation payments, including payroll taxes, insurance, worker’s compensation and other employee benefits of Manager Parties, shall be solely the responsibility of Manager and are not reimbursable expenses by Company.
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  3674238.4

  Manager and Company Insurance.
    Manager shall obtain and maintain the insurance described on Exhibit F attached hereto and incorporated herein by reference. Manager shall provide to Company a written certificate and endorsements from the carrier reflecting that Manager’s insurance is effective in accordance with and in compliance with this Agreement and will not be canceled without at least thirty (30) days prior written notice to Company.  Manager agrees to promptly report to Company any claim that has been, or is reasonably expected to be, made against Company for which Manager has obtained actual knowledge. Similarly, Manager, promptly upon obtaining actual knowledge of an occurrence which is reasonably likely to lead to a claim, shall notify Company’s insurance carrier thereof in writing and request coverage therefor, to the extent Company has provided Manager with Company’s insurance carrier information in writing.  Company shall be named as additional insured under Manager’s commercial general liability policy. In addition, Manager shall ensure that any and all service providers or other providers that are used or otherwise engaged by Manager hereunder have appropriate insurance, as reasonably determined by Manager. Any certificates of insurance of such service providers or other providers that are obtained by Manager shall be maintained by Manager in a reasonable manner.
    Company shall obtain and maintain the insurance described on Exhibit F attached hereto and incorporated herein by reference.  Company shall provide to Manager a written certificate and endorsements from the carrier reflecting that Company’s insurance is effective in accordance with and in compliance with this Agreement and will not be canceled without at least thirty (30) days prior written notice to Manager.  Company agrees to promptly report to Manager any claim that has been, or is reasonably expected to be, made against Manager for which Company has obtained actual knowledge. Similarly, Company, promptly upon obtaining actual knowledge of an occurrence which is reasonably likely to lead to a claim, shall notify Manager and Manager’s insurance carrier thereof in writing and request coverage therefor.  Manager shall be named as additional insured under Company’s commercial general liability policy.
    Notwithstanding anything in this Agreement to the contrary, in so far as, any hazard, liability, casualty or other loss, damage or claim that is covered by insurance then being carried by either Company or Manager: (i) the party carrying such insurance and suffering such loss releases the other party of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto and specifically excepting from such release any deductible required to be paid therewith; and (ii) the parties’ respective insurance companies shall have no right of subrogation against the other party or its respective agents, contractors, employees, licensees or invitees on account thereof.

  Reserved.
  Waiver of Subrogation.  If applicable, Manager shall have its respective insurance carriers waive any right to subrogation that such companies may have against Company or Manager, as the case may be, so long as the insurance is not invalidated thereby.
  Compliance with Applicable Law.  Manager shall materially comply with all federal, state and local statutes, laws, constitutions, codes, rules, regulations and ordinances governing or relating to its responsibilities hereunder (collectively, “Applicable Law”).  Manager acknowledges and agrees that it has sole responsibility for identifying and complying with Applicable Law.  Manager shall timely obtain and maintain in all material respects all professional licenses and permits required by law or regulation in connection with the management and operation of the Properties.
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  Legal Counsel.  Manager may employ, and Company shall reimburse Manager for, legal counsel in each relevant jurisdiction (which may be in-house counsel when commercially reasonable) in order to protect and represent the Properties and Company’s interest therein, subject to the provisions of Section 2.07(c).
  Indemnification; Limitation of Liability.
    Company and each Owner shall indemnify, defend and hold harmless Manager and each of its affiliates and each of their respective partners, shareholders, members, directors, officers, employees and other agents (each, a “Manager Indemnified Party”) from and against any claims, actions, liabilities, damages and expenses (including without limitation attorneys’ fees and expenses) (collectively, “Losses”) incurred as a result of (i) Company’s or an Owner’s material misrepresentation or intentional failure to disclose facts regarding the Properties; (ii) the gross negligence, recklessness, or willful misconduct of Company, any Owner or any other party (other than third parties engaged by Manager to assist in the performance of the Services); or (iii) a material breach by Company or any Owner of any of its respective obligations under this Agreement, except for those actions, omissions and breaches of Manager with respect to which Manager has agreed to indemnify the Company Indemnified Parties pursuant to Section 7.10(b).
    Manager shall indemnify, defend and hold harmless Company, each Owner and each of its affiliates and each of their respective partners, shareholders, members, directors, officers, employees and other agents (each, an “Company Indemnified Party”) from and against any Losses incurred or in any way relating to (i) any acts or omissions of Manager or it agents, officers or employees in the performance of the Services hereunder constituting fraud, gross negligence or willful misconduct, (ii) any material breach of any representation, warranty or covenant made by Manager hereunder, (iii) any actions outside the scope of Manager’s authority under this Agreement when, with respect to such actions, Manager did not have a good faith and reasonable belief that such actions were within Manager’s authority hereunder; or (iv) any claim made by any employee of Manager.
  EXCLUDING SECTION 8.03 AND THE INDEMNIFICATION OBLIGATIONS HEREIN (COLLECTIVELY, THE “CARVEOUTS”), IN NO EVENT SHALL EITHER PARTY, ITS MEMBERS, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST REVENUE, LOST PROFITS OR ANTICIPATED  BUSINESS (EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER HEREOF, INCLUDING, BUT NOT LIMITED TO, DAMAGES ARISING FROM INFORMATION PROVIDED BY, TO OR THROUGH EITHER PARTY, OR ANY OTHER DAMAGES, HOWEVER, CAUSED, AND UNDER ANY THEORY OF LIABILITY, INCLUDING, BUT NOT LIMITED TO, TORT (INCLUDING NEGLIGENCE), CONTRACT (INCLUDING FUNDAMENTAL BREACH) OR OTHERWISE. EXCEPT FOR THE CARVEOUTS AND EXCEPT FOR COMPANY’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO
  Property Management and Services Agreement – Page 13
  3674238.4

  AGENT PURSUANT TO THIS AGREEMENT IN THE 6 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.
  The provisions of this Section 7.10 shall survive termination of this Agreement.

  REPRESENTATIONS AND WARRANTIES
    Manager Representations.  In order to induce Company to enter into this Agreement with Manager, Manager hereby represents, warrants and covenants to and in favor of Company as follows:
      Manager is fully qualified and licensed, to the extent required by Applicable Law, to manage and act as leasing agent for real estate and interests therein in the states where the Properties are located and to perform all obligations of Manager hereunder.  Manager covenants to comply with all such laws now or hereafter in effect.
      Manager is a limited liability company, duly formed, validly existing and in good standing in the jurisdiction of its formation, and qualified to do business in, each of the states where any Property is located.
      Manager has the corporate authority to enter into and perform the terms of this Agreement.
      This Agreement constitutes the valid and binding obligation of Manager, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors’ rights generally.
      No approval, consent, order or authorization of or designation, registration or declaration with any governmental agency or authority is required for the consummation by Manager of the transactions contemplated herein.
      Neither the execution, delivery or performance by Manager of this Agreement nor any of the transactions contemplated hereby will conflict with or will result in a breach of; or will constitute a default under, (i) the certificate of formation or operating agreements of Manager, (ii) any judgment, statute, rule, order, decree, writ, injunction or regulation of any governmental agency or authority to which Manager is bound, or (iii) any written agreement by which Manager may be bound.
      Manager has not (i) made a general assignment for the benefit of its creditors or (ii) admitted in writing its inability to pay its debts as they mature.  There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or restructuring of Manager or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver; trustee, custodian or other similar official for it or for all or any substantial part of its property.  To the best knowledge of Manager, there are no material claims, litigation or proceedings against Manager.
  Manager has all required governmental and regulatory licenses, registrations and memberships necessary to carry out their respective obligations under this Agreement and to act as described in this Agreement.  There are no actions, suits, proceedings, or investigations pending or
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  3674238.4

  threatened against Manager which would adversely impact Manager from fulfilling its obligations under this Agreement.
  To Manager’s actual knowledge, Manager has complied and shall continue to comply with all laws, rules, and regulations having application to its business, properties, and assets and the provision of the Services.
  Manager and the persons holding direct and indirect ownership interests in Manager have not been, are not now and shall not be at any time during the Term of this Agreement: (i) a person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to persons that have been designated by executive order or by the sanction regulations of OFAC as persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC, “Specially Designated Nationals and Blocked Persons”) or otherwise, (ii) a person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise, (iii) a person under investigation by any governmental authority for, or charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws, (iv) a person assessed civil or criminal penalties under any Anti-Money Laundering Laws, or (v) a person whose funds are or have been subject to seizure or forfeiture in any action under any Anti Money Laundering Laws.  For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a financial institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations.
  Company Representations.  In order to induce Manager to enter into this Agreement with Manager, Company hereby represents, warrants and covenants to and in favor of Manager as follows:
  Company is a Delaware corporation, duly formed, validly existing and in good standing in the jurisdiction of its formation, and qualified to do business in, each of the states where any Property it owns is located. Each Owner will be qualified to do business in each of the states where any Property it owns is located.
  Company has the corporate authority to enter into and perform the terms of this Agreement.
  This Agreement constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy,
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  insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors’ rights generally.
  No approval, consent, order or authorization of or designation, registration or declaration with any governmental agency or authority is required by Company in connection with the valid execution and delivery of and compliance with this Agreement by Company.
  Neither the execution, delivery or performance by Company of this Agreement nor any of the transactions contemplated hereby will conflict with, or will result in a breach of; or will constitute a default under, (i) the certificate of formation or operating agreements of Company, (ii) any judgment, statute, rule, order, decree, writ, injunction or regulation of any governmental agency or authority to which Company is bound, or (iii) any written agreement by which Company may be bound.
  Company has not (i) made a general assignment for the benefit of its creditors or (ii) admitted in writing its inability to pay its debts as they mature.  There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or restructuring of Company or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver; trustee, custodian or other similar official for it or for all or any substantial part of its property.  To the best knowledge of Company, there are no material claims, litigation or proceedings against Company.
  Company and the persons holding direct and indirect ownership interests in Company have not been, are not now and shall not be at any time during the Term of this Agreement: (i) a person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise, (ii) a person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise, (iii) a person under investigation by any governmental authority for, or charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws, (iv) a person assessed civil or criminal penalties under any Anti-Money Laundering Laws, or (v) a person whose funds are or have been subject to seizure or forfeiture in any action under any Anti Money Laundering Laws.
  Confidentiality.
  Neither Manager nor Company, nor any of their respective employees, agents, or representatives, shall speak to any members of the media, industry representatives, trade groups, or the like, or make any public announcement concerning the negotiation or consummation of this Agreement or of any of the terms of this Agreement, without the other party’s prior written consent, which consent may be granted or denied in that party’s sole discretion.
  “Confidential Information” includes, without limitation, (i) any confidential or proprietary information that relates to disclosing party or its affiliates and their respective business, products, services, research, methods, policies, procedures, software, databases, systems, financial plans, marketing, strategies, initiatives, investors, or partners that is disclosed to receiving party;
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  (ii) the existence of this Agreement and its terms, as amended, supplemented or otherwise modified from time to time; (iii) confidential or proprietary information of disclosing party or its affiliates provided to receiving party prior to the date hereof in connection with this Agreement; (iv) any information disclosed to receiving party by third parties at the direction of disclosing party; and (v) any other information, data, or analysis that is confidential or proprietary to disclosing party or its affiliates that is disclosed to receiving party.  Confidential Information may be in written, oral, or electronic form and includes any materials prepared by receiving party or its representatives that contain or are derived from Confidential Information of disclosing party. Confidential Information excludes information that (a) was or becomes generally available to the public other than as a result of a prohibited disclosure by the receiving party or any of its representatives or affiliates, (b) was or becomes lawfully and independently provided to the receiving party or any of its Representatives or affiliates  from a third party who was not known by it or its representatives or affiliates to be subject to an obligation of confidentiality to the disclosing party, (c) was in the possession of the receiving party or any of its representatives or affiliates prior to the receipt thereof from the disclosing party, (d) was independently developed by the receiving party or any of its representatives or affiliates without reference to the Confidential Information of the disclosing party and without violation of this Agreement, or  (e) is required to be disclosed by law, regulation, supervisory authority, judicial or governmental order, subpoena or other legal process.
  Each Party shall use its best efforts to cause its respective agents and representatives to protect and keep confidential the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other Party’s Confidential Information that it uses to protect its own confidential information of a similar type.  Except as may be required by Applicable Law or the enforcement or performance of this Agreement, including, the marketing, leasing, and property management of the Properties as contemplated by this Agreement, neither Party nor any of its Representatives shall disclose any Confidential Information of the other Party without the other Party’s prior written consent, which consent may be granted or denied in such Party’s sole discretion.
  In addition to the requirements of this Section 8.03, each party agrees that it shall obtain, use,  retain and share information concerning tenants of each Property and prospective tenants of any Property, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of  1999 and implementing regulations, including all nonpublic personal information of or related to  customers or consumers of either party, including but not limited to names, addresses, telephone  numbers, account numbers, customer lists, credit scores, and account, financial, transaction  information, consumer reports and information derived from consumer reports, that is subject to  protection from publication under Applicable Law, in strict compliance with  all applicable state and federal laws and regulations concerning the privacy and confidentiality of such  information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing  regulations.
  Notwithstanding anything in this Section 8.03 to the contrary, Manager shall be permitted to disclose Confidential Information to its investors, potential investors, lenders, potential lenders, clients, potential clients, accountants, attorneys, and advisors, in each case to the extent that such disclosed Confidential Information relates to Manager’s business strategy and/or financial performance and is on an aggregate basis without specific Property-level information.
  Manager Covenants.   In addition to the other covenants and obligations of Manager contained in this Agreement, Manager covenants and agrees that it shall:
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  If at any time the amounts on deposit in the Operating Expense Account shall not be sufficient to pay all costs which may be incurred with respect to the Properties, Manager shall not be obligated to pay said expenses and charges from its own funds. Manager shall notify Company upon awareness of a cash shortage or pending cash shortage; and
  Manager shall notify Company promptly in writing and with reasonable detail (and in any event, within two (2) business days of Manager receiving actual knowledge) of: (a) any breach or violation of any Environmental Laws and/or identification of any Hazardous Materials actually discovered by Manager at any Property; (b) receipt of written notice alleging a material violation, default or breach of any Property under any Applicable Law, rule, regulation or ordinance to which such Property is subject; (c) known actual or threatened (in writing) condemnation proceedings affecting any Property; and (d) damage to or destruction of any Property or injury to any persons on or about any Property, in each case, actually known to Manager.

  MISCELLANEOUS
    Successors and Assigns.  This Agreement and all of its terms and provisions shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.  None of the rights, interests, duties, or obligations created by this Agreement may be assigned, transferred, or delegated in whole or in part by Manager or any Company, and any such purported assignment, transfer, or delegation shall be void; provided, however, that Company may pledge or assign this Agreement to a Lender (or an agent acting on behalf of a Lender) and grant a security interest in its rights and interests hereunder pursuant to the related loan documents without the consent of Manager, and (ii) Manager may, in compliance with Accepted Management Practices, utilize the services of Manager Parties to perform all or any portion of its Services hereunder, subject to the terms of Section 1.05.
    Notices.  All notices, approvals, and other communications required or permitted to be delivered hereunder must be in writing and must be sent by email, a recognized private courier company or by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed to Company or Manager, as the case may be, to the following addresses:
Company:
Arrived Holdings, Inc.

1 West Mountain Street, Suite 109, Fayetteville, AR 72701

Attn: Cameron Wu, VP of Investments

Email: am@arrived.com

Manager:
Darwin Homes, LLC
[Address]
Attn: [Manager Representative]
Email: [Manager Representative Email]

Either Party may change its address by notice to the other Party.  Such notices, approvals and other communications shall be deemed delivered and received by the respective Parties on the earlier of (i) five (5) days after being placed with a private carrier or in the United Sates mail in accordance with this Section 9.02, (ii) one (1) business day after such notice is sent electronically to the email address provided in this Section 9.02, or (iii) actual receipt (or refusal to accept delivery) by Company or Manager.
  Entire Agreement.  This Agreement, together with any exhibits hereto, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof, and
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  supersede any prior agreement or understanding among the Parties hereto with respect to the subject matter hereof or thereof.
  Force Majeure.  Manager shall not be liable in any way to Company or any third party for the failure of Manager to perform or delay in performing under this Agreement (and Manager may suspend or terminate all or any portion of its obligations under this Agreement which will not, for certainty, be considered a default by Manager hereunder) if such failure to perform or delay in performing results directly or indirectly from or is based upon, any force majeure event, including, without limitation, any acts of God, strikes, lockouts, boycotts, blockades, riots, acts of war, terrorism, rebellion, insurrection, epidemics, pandemics, fire, communication line failures, computer viruses, power failures, earthquakes or any other similar cause or event beyond the reasonable control of Manager.
  Heading.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, but otherwise without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.  The district courts of the State of Texas located in Travis County, Texas shall be the exclusive place of venue for any legal action between the Parties arising out of this Agreement.
  Waiver of Trial by Jury.  COMPANY AND MANAGER EACH KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
  Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and other application thereof shall not in any way be affected or impaired thereby.
  Third Party Beneficiaries.  Any provision herein to the contrary notwithstanding, it is agreed that none of the provisions of this Agreement shall be for the benefit of or enforceable by any party other than the Parties to this Agreement and any Company affiliates.
  Limitation of Recourse.  Notwithstanding anything to the contrary contained herein, no officer, director, shareholder, member, manager, beneficial owner, trustee, partner, affiliate, employee, participant or agent of the Company or Manager shall have any liability hereunder.
  Days.  If any time period specified under this Agreement shall end on a weekend or federally recognized holiday, such time period shall be extended until the next business day.
  Amendment; Waiver.  No amendment or modification to this Agreement shall be effective unless in writing and signed by Company and Manager.  No waiver by any Party of any obligation of the other Party, or any breach or default by the other Party in the performance by such Party of its obligations hereunder, shall be binding or enforceable except to the extent set forth in a writing signed by the Party sought to be charged thereby.
  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
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  Further Assurances.  Each Party shall take all such actions, and execute all such documents, as the other Party shall reasonably request to give effect to this Agreement.
  Use of Hazardous Materials.  Other than those Hazardous Materials used in the ordinary course of business, Manager shall not use any Hazardous Materials in any Property where use of such material would violate any Environmental Law.  As used herein, (i) Hazardous Materials” any oil and petroleum products, asbestos, polychlorinated biphenyl, radon and urea formaldehyde, and any other materials classified as hazardous or toxic or as pollutants or contaminants under any Environmental Law, and (ii)  “Environmental Law” means any federal, state or local law, ordinance or regulation applicable where the Property is located pertaining to health, industrial hygiene, waste disposal or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Water Pollution Control Act, as amended and Clean Air Act of 1977, as amended, the Insecticide, Fungicide and Rodenticide Act, as amended, the Pesticide Act of 1977, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, and any successor laws and regulations adopted and publications promulgated pursuant thereto.
  Water Features.  If a Property contains an above or below ground pool, lake or any body of water, Company acknowledges that the city, county or municipality in which the Property is located may have different swimming pool barrier requirements than the respective Property’s state requirements and that Company shall comply with all applicable state, city, county and municipal pool barrier requirements and/or any other requirements in connection with the installation of any necessary pool barrier at Company’s cost and expense.  If Manager is or has actual knowledge that the installation of a barrier is necessary to comply with such requirements or regulations on a Property, it shall notify Company of the same and shall promptly install such barrier at Company’s cost and expense.
[Signature page follows.]
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3674238.4

IN WITNESS WHEREOF, this Property Management Agreement is executed as of the date and year first above written.

COMPANY:
Arrived Holdings, Inc.

By:
Name:
Cameron Wu
Title: VP of Investments

MANAGER:
DARWIN HOMES, LLC,

a Delaware limited liability company

By:
Darwin Homes, Inc.,
a Delaware corporation,
its Managing Member

By: _____________________
Name: ___________________
Title: ____________________

Property Management and Services Agreement – Signature Page
3674238.4

EXHIBIT A

Required Onboarding Information

Company will make commercially reasonable effort to provide the following information with respect to Properties not acquired by Manager through a Property Acquisition Agency Agreement:
Property Management and Services Agreement – Exhibit A
3674238.4

  3rd Party Unique ID
  Owner Legal Entity
  Market
  Housing Type (Single Family, Multi Family, Condo, Townhome)
  3rd Party Status
  Address
  Unit
  City
  State
  Zip
  County
  Year Built
  Square Footage
  Bedrooms
  Bathrooms
  Pool (Yes, No)
  Garage (Yes, No)
  Garage Spaces
  Gate (Yes, No)
  Mailbox ID
  Drainage Category (City, Septic)
  Occupancy Status
  Owner Lockbox Code
  Acquisition Date
  Stabilization Date
  Underwritten Rent
  Purchase Price
  Closing Costs
  Settlement Statement Cash
  HOA Status (Yes, No)
  HOA Name
  HOA Dues Amount
  HOA Dues Frequency
  HOA Address
  HOA City
  HOA State
  HOA Zip
  HOA Phone Number
  HOA Email
  HOA Portal Website
  HOA Assessment Fees Amount
  HOA Assessment Fees Due Date
  Gas Status (Yes, No)
  Electric Provider
  Water Provider
  Gas Provider
  Trash Provider
  Lease Type (Standard, MTM, Leaseback, Post Possession)
  Move In Date
  Lease Start Date
  Lease End Date
  Vacate Date
  Rent Charge
  Pet Deposit
  Monthly Pet Fees
  Primary Tenant First Name
  Primary Tenant Last Name
  Primary Tenant Email
  Primary Tenant Phone Number
  Secondary Tenant First Name
  Secondary Tenant Last Name
  Secondary Tenant Email
  Secondary Tenant Phone Number
  Tertiary Tenant Phone Number
  Other Occupant Names
  Federally Funded Property (Yes, No)
  Resident in Evictions (Yes, No)
  Eviction Legal Firm
  Eviction Legal Firm Contact Name
  Eviction Legal Firm Contact Email
  Eviction Legal Firm Contact Phone
  Emergency Rental Assistance Program (Yes, No)
  Emergency Rental Assistance Program Status (Pending, Approved)
  Emergency Rental Assistance Provider Name
  Emergency Rental Assistance Payment Frequency
  Emergency Rental Assistance Payment Amount Housing Authority Assistance (Yes, No) Housing Authority Name
  Housing Authority Application Status
  Housing Authority Contact Email
  Housing Authority Contact Phone
  Housing Authority Payment Amount
  Resident Payment Amount
  Security Deposit Amount
  Air Filter Size
EXHIBIT B

Applicable Markets

  Atlanta, Georgia
  Birmingham, Alabama
  Tulsa, Oklahoma
  Akron, Ohio
  Charlotte, North Carolina
  Cleveland, Ohio
  Indianapolis, Indiana
  Kansas City, Kansas & Missouri
  Louisville, Kentucky
  Memphis, Tennessee
  Milwaukee, Wisconsin
  NC Triad (Greensboro, Winston-Salem, Highpoint)
  Austin, Texas
  Dallas, Texas
  Houston, Texas
  Nashville, Tennessee
  New Albany, Ohio
  Oklahoma City, Oklahoma
  Omaha, Nebraska
  Orlando, Florida
  Peoria, Illinois
  Phoenix, Arizona
  Quad Cities (Davenport, Bettendorf, Rock Island, Moline, East Moline), Iowa & Illinois
  Raleigh, North Carolina
  Rochester, New York
  San Antonio, Texas
  South Bend, Indiana
  Syracuse, New York
  Tallahassee, Florida
  Tampa Bay, Florida

  Property Management and Services Agreement – Exhibit A
  3674238.4

EXHIBIT C

Services, Fees, and KPIs

Darwin Service	Fee Structure	Fee Amount
Property Management
Management Fee	% of gross collected revenue	6%
Leasing Fee	% of first months rent	50%
Renewal Fee	% of first months rent	25%
Turns	Cost + %	10%
Maintenance	Cost + %	10%
Onboarding Fee	Fee per property	$100

Accounting
Accounting Services		$0

Adjustment requested to the following:
  Setup of all services within 14 days of property onboarding or 7 days of closing

Property Management and Services Agreement – Exhibit C
3674238.4

EXHIBIT D

Form of Limited Power of Attorney

After Recording Return To:
___________________
___________________
___________________
LIMITED POWER OF ATTORNEY
Arrived Holdings, Inc. (“Company”), in connection with that certain Property Management and Services Agreement effective as of __________, 2023 (the “Management Agreement”) by and among, inter alios, Company and _________________ (“Manager”), pursuant to which Manager provides certain property management and leasing services for certain residential real properties owned by Company, does hereby make, constitute, and appoint Manager, as Company’s true and lawful attorney-in-fact to act for it and in its name, place and stead, in its capacity as Company under the Management Agreement, and on its behalf, and for its use and benefit:
1.
To carry out, perform and exercise all actions, duties, rights, powers, obligations and authority that may be necessary at any time in Manager’s reasonable discretion to enable Manager to carry out its duties on behalf of Company in accordance with the terms of the Management Agreement;
2.
To prepare, execute, acknowledge, seal, deliver, file and record service contracts, leases, documents, instruments, statements, notices and certificates that may be necessary at any time in Manager’s reasonable discretion to enable Manager to carry out its duties on behalf of Company in accordance with the terms of the Management Agreement; and
4.
To do, take and perform all and every act and thing whatsoever requisite, proper or necessary to be done in the exercise of the rights, powers and authority herein granted; in each case, as fully to all intents and purposes as Company might or could do, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Limited Power of Attorney and the rights, powers and authority granted in this Limited Power of Attorney.
This Limited Power of Attorney and the rights, powers and authority herein granted are coupled with an interest and are revocable only as described below.
Each capitalized term used but not defined in this Limited Power of Attorney shall have the meaning set forth in the Management Agreement.
Manager shall take all actions and exercise all powers under this Limited Power of Attorney in the name and on behalf of Company and may not take any action that will result in the acquisition by Manager or any of its agents of legal or beneficial ownership of any of the assets that are subject to the Management Agreement.
Manager’s rights, powers and authority as attorney-in-fact herein granted shall commence and be in full force and effect the date below until (i) termination hereof by express written instrument of Company or (ii) termination of the Management Agreement, whichever occurs earlier. Company agree and represent to those dealing with Manager as such attorney-in-fact that they may rely upon this Limited Power of Attorney until its termination as set forth above. As between Company and Manager, Manager may not
Property Management and Services Agreement – Exhibit D
3674238.4

exercise any right, authority or power granted by this instrument in a manner that would violate the terms of the Management Agreement, but any and all third parties dealing with Manager as the attorney-in-fact for Company may rely completely, unconditionally, and conclusively on Manager’s authority and need not make inquiry about whether Manager is acting pursuant to the Management Agreement.
Property Management and Services Agreement – Exhibit D
3674238.4

IN WITNESS WHEREOF, Owner, has caused these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___ day of ______, 2023.

             [Owner]

By:_________________________________

Name:

Title:

_________________________________
_____________________________
Witness:

Witness:

STATE OF [_________]

COUNTY OF [_________]

On this ___ day of _____ 2023, before me, the undersigned, a Notary Public in and for said State, personally appeared [_______________], [_________] of [                      ]s, as Owner, personally known to me to be the person whose name is subscribed to the within instrument and acknowledge to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

WITNESS my hand and official seal.

___________________________________________
Notary Public
My Commission Expires:
Property Management and Services Agreement – Exhibit D
3674238.4

EXHIBIT E

Additional Tenant Fees

Charges to Residents	Darwin Split	Owner Split
Fee	% Profit	% Profit
Application Fee	100%	0%
Move-In Fee	100%	0%
Late Fee	100%	0%
Recurring Monthly Pet Rent	6%	94%
Pool Fee (if applicable at a property level)	N/A - no profit generated	N/A - no profit generated
Utility Management Set-Up Fee	100%	0%
Utility Management Recurring Monthly Fee	100%	0%
Air Filter Fee	100%	0%
Smart Home Fee	100%	0%

Property Management and Services Agreement – Exhibit F
82705674.3

EXHIBIT F

Insurance Requirements

Manager’s Insurance:

Type of Coverage	Limits of Liability
General Liability	$1,000,000 Each Occurrence Limit Excluded Personal & Advertising $2,000,000 Aggregate Limit $100,000 Damage to Premises $5,000 Medical Payments
Excess Liability	$1,000,000 Each Claim - Aggregate
Workers’ Compensation	$1,000,000 Each Occurrence $1,000,000 Each employee $1,000,000 Each Disease
Crime	$1,000,000 Employee Theft $1,000,000 ERISA Fidelity
Cyber	$1,000,000 Information Privacy $1,000,000 Network Security

Company’s Insurance:

Type of Coverage	Limits of Liability
Property “All Risk” Insurance – per Property	$1,000,000 Each Occurrence Limit $2,000,000 Aggregate Limit
General Liability	$1,000,000 Each Occurrence Limit Excluded Personal & Advertising $2,000,000 Aggregate Limit $100,000 Damage to Premises $5,000 Medical Payments
Excess Liability	$1,000,000 Each Claim - Aggregate
Workers’ Compensation	$1,000,000 Each Occurrence $1,000,000 Each employee $1,000,000 Each Disease
Crime	$1,000,000 Employee Theft $1,000,000 ERISA Fidelity
Cyber	$1,000,000 Information Privacy $1,000,000 Network Security

Property Management and Services Agreement – Exhibit F
82705674.3